UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 29, 2006

CABLEVISION SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	No. 1-14764	No. 11-3415180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CSC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 1-9046	No. 11-2776686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Stewart Avenue Bethpage, New York	11714
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 803-2300

N/A

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Term Loan B Financing

        On March 29, 2006, CSC Holdings, Inc. (“CSC Holdings”) entered into an Incremental Term Supplement (the “Incremental Facility”) to its Credit Agreement, dated as of February 24, 2006 (the “Credit Agreement”), with the lenders named therein, providing for an additional $3.5 billion of commitments and loans under the Credit Agreement. On March 29, 2006, CSC Holdings borrowed the full $3.5 billion commitment. CSC Holdings used $400 million of the proceeds to repay Term Loan A-2 borrowings under the Credit Agreement, and also paid accrued interest on the Term Loan A-2 borrowings. CSC Holdings expects to utilize the remaining proceeds (other than approximately $100 million which it will use to pay fees and expenses of approximately $14 million incurred in connection with the Incremental Facility and for general corporate purposes) to fund a special dividend if one is declared by the Boards of Directors of Cablevision Systems Corporation and CSC Holdings. If the Boards of Directors do not declare a special dividend equal to these remaining proceeds of $3.0 billion, CSC Holdings expects to repay these proceeds to the extent not utilized to pay the dividend. These borrowings can be repaid without penalty at any time, subject to the possible payment of customary break fees for early repayment of Eurodollar-based borrowings.

        Borrowings under the Incremental Facility are direct obligations of CSC Holdings under the Credit Agreement, which are guaranteed by most of its restricted subsidiaries and secured by the pledge of the stock of most of its restricted subsidiaries. The interest rate on the borrowings is the Eurodollar Rate (as defined in the Credit Agreement) plus 1.75%. The borrowings are to be repaid in quarterly installments equal to 0.25% of the original aggregate principal amount of the Incremental Facility over the first 24 quarters and 23.5% of the original aggregate principal amount over the next three quarters and at the final, seven year, maturity date.

         Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the Incremental Facility) of 7.50:1 reducing down in increments to 5.00:1 on and after January 1, 2010 and a ratio of total borrowings under the Credit Agreement (including the Incremental Facility) to cash flow of 4.5:1, and restrictions on liens, dividends and distributions, asset dispositions and transactions with affiliates.

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By-Law Amendment

         On March 29, 2006, the Board of Directors of CSC Holdings amended the By-Laws of CSC Holdings to permit the Executive Committee of the Board of Directors to approve transactions between CSC Holdings and Cablevision Systems Corporation.

Executive Officer Compensation

        On March 29, 2006, certain executive officers of the Registrants (including Messrs. Charles Dolan, James Dolan, Hank Ratner, Thomas Rutledge and Michael Huseby, each of whom is a “named executive officer” of the Registrants under the rules of the Securities and Exchange Commission) received performance awards under the Cablevision Systems Corporation Long-Term Incentive Plan, with payment of the awards, if any, to be contingent on the achievement of performance criteria that are based upon increases in consolidated revenues and cash flow (each subject to certain adjustments) of Cablevision Systems Corporation over the 2006 – 2008 three-year period. In addition, with respect to certain of such executive officers (including those listed above), the performance criteria for 2006 annual incentive awards under the Cablevision Systems Corporation Executive Performance Incentive Plan were also established, with payment of the awards, if any, to be contingent on the achievement of certain increases in consolidated cash flow (subject to certain adjustments) of Cablevision Systems Corporation during 2006.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION (Registrant)
By:	/s/ Michael P. Huseby

	Name: Title:	Michael P. Huseby Executive Vice President and Chief Financial Officer

Dated: March 29, 2006

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSC HOLDINGS, INC. (Registrant)
By:	/s/ Michael P. Huseby

	Name: Title:	Michael P. Huseby Executive Vice President and Chief Financial Officer

Dated: March 29, 2006